DEFINITIONS IN THIS POLICY

All of the following defined terms and phrases and certain items on Your Data Pages are capitalized throughout the policy. Please read them carefully as they will help You understand the policy provisions.

ADJUSTMENT DATE is the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE is the Insured's Age on the birthday nearest to the Policy Date, plus the number of complete Policy Years that have elapsed since the Policy Date.

BASE POLICY FACE AMOUNT is the insurance benefit provided by the policy without any riders. The Base Policy Face Amount is shown on Your Data Pages.

BUSINESS DAY is any day that the New York Stock Exchange (“NYSE”) is open for trading, and trading is not restricted.

DATA PAGES are the pages of this policy which contain information specific to You, to the Insured and the policy. Current or revised Data Pages may be sent to You from time to time which reflect the current status of Your policy.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements, including the initial premium, for issuance of a policy have been satisfied.

FIXED ACCOUNT is an account for which interest is credited at rates determined by Us. It is that part of the Policy Value that is not in the Divisions or Loan Account. The Guaranteed Minimum Interest Crediting Rate on the Fixed Account is shown on the Data Pages.

HOME OFFICE is the address shown on Your policy cover page or such other address We provide.

INITIAL TOTAL FACE AMOUNT is the original Total Face Amount that was in effect on the Policy Date.

INSURED is the person named as the Insured on the Data Pages of the policy. The Insured may or may not be the owner.

LOAN ACCOUNT is that part of the Policy Value that reflects any Loan Indebtedness.

LOAN INDEBTEDNESS is any outstanding policy loan(s) and unpaid loan interest.

MONTHLY DATE is the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount deducted from the Policy Value on each Monthly Date as described in the Policy Charges section.

MUTUAL FUND is a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET AMOUNT AT RISK is the result of:

1.	the death benefit as described in the Death Proceeds section of this policy at the beginning of the Policy Month, divided by the Death Benefit Discount Rate shown on the Data Pages; minus

2.	the Policy Value at the beginning of the Policy Month calculated as if the Monthly Policy Charge was zero.

NET ASSET VALUE is the result obtained when a Mutual Fund's assets are reduced by its liabilities. The Net Asset Value of a Mutual Fund's shares is the Net Asset Value of the Mutual Fund divided by the number of outstanding shares of the Mutual Fund.

NET POLICY VALUE is the Policy Value less any Loan Indebtedness.

NET PREMIUM is the gross premium paid less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness.

NOTICE is a communication that is acceptable to Us in form and substance and that We receive in Our Home Office. We will require You to use a form We provide for certain Notices, including, for example, a policy surrender, a change of beneficiary, or a request to adjust Your policy.

POLICY DATE is the date from which Monthly Dates, Policy Years, and policy anniversaries are determined. The Policy Date is shown on the Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY MATURITY DATE is the date to which this policy will stay in force, unless the death of the Insured occurs prior to that date, so long as all requirements outlined in the policy are satisfied. The Policy Maturity Date is shown on the Data Pages. The Policy Maturity Date may be extended as described in the Maturity Date Extension provision.

POLICY MONTH is any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Loan Account, Divisions, and Fixed Account.

POLICY YEAR is the one-year period beginning on the Policy Date and ending one day before the first policy anniversary and each subsequent one-year period beginning on a policy anniversary.

Example: If the Policy Date is November 21, 2020, the first Policy Year ends on November 20, 2021. The first policy anniversary falls on November 21, 2021.

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments. The Premium Expense Charge will not exceed the Guaranteed Maximum Premium Expense Charge shown on the Data Pages.

PRORATED BASIS is the proportion the value of a particular Division or the Fixed Account bears to the total value of all Divisions and the Fixed Account.

SEPARATE ACCOUNT is Principal National Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value plus any enhanced cash surrender value benefit provided by any attached rider.

TARGET PREMIUM is the premium amount used to determine the Premium Expense Charge under a policy. The Target Premium is shown on the Data Pages.

TOTAL FACE AMOUNT is the Base Policy Face Amount plus the insurance benefit provided by any Supplemental Benefit Rider issued with Your policy. If there is no Supplemental Benefit Rider issued with Your policy, the Total Face Amount is the Base Policy Face Amount. The Total Policy Face Amount may be adjusted as described in the Adjustment Options section. The Total Face Amount is the amount used to determine the death benefit provided by the policy and is shown on the Data Pages.

UNIT is the accounting measure used to calculate the Division values.

VALUATION PERIOD is the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next Business Day.

WE, OUR, US, THE COMPANY is Principal National Life Insurance Company.

YOU, YOUR is the owner(s) of this policy.

PURCHASING AND KEEPING THE POLICY IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. Once premiums are received and applied to the policy, they will not be refunded or returned except as specifically stated elsewhere in the policy or any attached riders. Premium payments must be honored on first presentment by Your financial institution to be considered a payment. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give You a receipt on request.

The initial Net Premiums will be immediately allocated to the Divisions and/or Fixed Account as directed in the application, unless You direct otherwise.

Your most recent premium allocation instructions on file with Us apply to future allocations of premiums unless You change them by providing Us Notice.

You should identify the purpose of any payment as either a premium payment or a loan payment. If You do not, We will apply any payment to first repay any Loan Indebtedness.

PLANNED PERIODIC PREMIUMS

Planned Periodic Premiums are premiums in an amount and on a frequency schedule that You choose. You may elect a frequency schedule of annual, semi-annual, quarterly or a monthly pre-authorized withdrawal from Your bank or other financial institution. You may change either the amount or frequency schedule of Your Planned Periodic Premium by providing Notice to Us. All premiums, including unscheduled and/or additional premiums, are to be sent to Our Home Office or to any address We provide on Our premium reminders.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the Planned Periodic Premium. However, except for any amount necessary to continue the policy in force, We will refund any premiums that would disqualify this policy as “life insurance” as defined in the Internal Revenue Code, Section 7702, as amended.

Except for any amount necessary to continue the policy in force, We reserve the right to refund any premium that increases the policy's death benefit by more than it increases the Policy Value. Alternatively, We may require satisfactory evidence of insurability.

Unless You provide Us Notice, We reserve the right to refund any premiums that would make this policy a modified endowment contract as defined in the Internal Revenue Code, Section 7702A, as amended.

CONTINUATION OF INSURANCE

This policy will continue in force, even if You do not make a premium or loan payment, as long as the Net Policy Value is sufficient to pay the Monthly Policy Charge which is due on the Monthly Date. If the Net Policy Value is not sufficient, the Grace Period provision will then apply.

GRACE PERIOD

A 61-day grace period will begin if the Net Policy Value on any Monthly Date is less than the Monthly Policy Charge. We will mail a notice of impending policy termination to Your last address known to Us and to any assignee on record at least 61 days prior to termination. This notice will tell You the minimum required payment, payment instructions and the grace period end date.

If, by the end of the grace period, You have not paid to Our Home Office the minimum required payment, Your policy, including the privileges and rights of the owner(s), will terminate without value as of the end of the grace period. The payment must be honored on first presentment by Your financial institution to be considered a payment.

The minimum required payment is (A plus B) divided by C where:

A	is any amount by which Your Net Policy Value is less than zero at the start of the grace period after the Monthly Policy Charge is deducted;
B    is three Monthly Policy Charges; and

C	is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies), subject to the Death Proceeds section.

TERMINATION

Your policy and all of its privileges and rights terminate on the date:
1.You surrender Your policy;
2.the death proceeds are paid;
3.the maturity proceeds are paid; or
4.the grace period ends as described in the Grace Period provision.

REINSTATEMENT

If Your policy terminates as described in the Grace Period provision, You may reinstate it provided all of the following are met:

1.	Such reinstatement is prior to the Policy Maturity Date.

2.	You have not surrendered Your policy.

3.	Not more than three years have elapsed since Your policy terminated.

4.	You supply evidence which satisfies Us that the Insured is alive and is insurable under Our underwriting guidelines then in effect.

5.	You either repay or reinstate any Loan Indebtedness existing at termination.
6. You make the minimum required payment of (A plus B) divided by C where:
A is any amount by which Your Net Policy Value is less than zero at the end of the grace period after the Monthly Policy Charge is deducted;
B is three Monthly Policy Charges; and
C is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the original Policy Date. The Net Policy Value on the reinstatement effective date will be the same as the Net Policy Value was on the date the policy terminated. The Premium Expense Charge is calculated based on the number of years the policy was in force. Other charges will be calculated as if the policy never terminated. Upon reinstatement, We will send You Data Pages that reflect the current status of Your policy. At reinstatement, Your Policy Value as well as the Net Premium received will be allocated to the Divisions and/or the Fixed Account according to Your most recent allocation instructions.

PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Divisions and/or the Fixed Account. Any allocation to a Division must be at least 0.10% with the sum of all allocations always equal to 100%.

We will allocate Net Premiums according to Your most recent allocation instructions. You may change the allocation instructions by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at any rate We determine at Our sole discretion. Interest rates are subject to change at any time at Our sole discretion. We guarantee that any interest rate will never be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages. Once credited, interest is nonforfeitable. The Fixed Account is a part of Our general account.

All interest rates stated accrue daily and are effective annual rates. We apply these rates to properly reflect the actual date We receive any premium and any changes in policy loan amounts.

The values in the Fixed Account may not exceed the limits set forth in Our current underwriting guidelines.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions’ assets, without regard to Our other income, gains, or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation instructions and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s).

The investment policy of the Variable Life Separate Account may not be changed without the approval of the Insurance Commissioner of Iowa, Our domicile state. Where required, the approval process for any change is on file with the Commissioner of the state in which this policy is delivered.

BENEFITS WHILE THE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, and the Fixed Account.

LOAN ACCOUNT VALUE

You may borrow against Your policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions and/or the Fixed Account into the Loan Account. For details of the Loan Account see the Policy Loans section.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:
1.Net Premiums allocated to it; plus
2.amounts transferred to it; plus
3.interest credited to it; less
4.amounts deducted from it; less

5.	amounts transferred from it; less

6.	amounts surrendered from it.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals A minus B, where:
A     is the number of Units credited to the Division because of:
1. Net Premiums allocated to it; and
2. amounts transferred to it.
B    is the number of Units redeemed from the Division because of:
1. amounts deducted from it;
2. amounts transferred from it; and
3. amounts surrendered from it.

The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Period.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Business Day by the particular Division’s net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to A divided by B, where:

A	is the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and

B	is the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Divisions and the Fixed Account as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to:

1.	requiring a minimum time period between each transfer;

2.	not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner;

3.	limiting the dollar amount that an owner may transfer at any one time; or

4.	imposing a Transfer Fee as shown on the Data Pages.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account to a Division(s) during the first 30-day period of each calendar quarter. In each calendar year, the transfer(s) may not exceed:

1.	the Fixed Account value as of December 31 of the prior year (if $5,000 or less);

2.	$5,000 (if the Fixed Account value as of December 31 of the prior year is greater than $5,000 but not more than $20,000); or

3.	25% of the Fixed Account value as of December 31 of the prior year (if the Fixed Account value is greater than $20,000).

The following conditions apply:

1.	We must receive Your Notice during the 30-day period.

2.	You must specify the dollar amount or percentage to be transferred.

3.	There is no transaction charge imposed on the transfer(s).

SCHEDULED FIXED ACCOUNT TRANSFERS – After the Right To Examine Policy period, You may elect to have the entire Fixed Account value transferred to the Division(s) in four consecutive annual transfers. Transfers will be allocated in the same manner used to allocate premium payments.

To make an election, you must send Us Notice. Once made, this election is irrevocable. If Your Net Premium payments included allocations to the Fixed Account, Your Notice must include new premium payment allocation percentages.

The transfers will be made as follows:
First transfer – 25% of Your Fixed Account value.
Second transfer – 33% of Your remaining Fixed Account value.
Third transfer – 50% of Your remaining Fixed Account value.
Fourth transfer – 100% of Your remaining Fixed Account value.

After the first transfer, each subsequent transfer will be made on the anniversary date of the initial transfer (or next Business Day if the transfer date is not a Business Day).

If on any transfer date the Fixed Account value prior to the transfer is $5,000 or less, the entire Fixed Account value will transfer.

The election will be subject to the following conditions:

1.	You may not make both a scheduled and an unscheduled transfer from the Fixed Account in the same calendar year.

2.	You may not make payments or transfers to the Fixed Account during the transfer period.

3.	The Fixed Account value must be greater than $20,000 when You make the election.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division to another Division or the Fixed Account, subject to Our Reservation of Rights (see Transfers Allowed provision). You must specify the dollar amount or percentage to transfer from each Division. We reserve the right to charge a Transfer Fee, not to exceed the Transfer Fee shown on the Data Pages.

SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from one Division to another Division, as follows:

1.	Transfers will begin on the date You specify, other than the 29th, 30th or 31st.

2.	You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).

3.	You must specify the dollar amount or percentage to transfer from each Division and such amounts must be less than or equal to the value of that Division.

4.	The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.

5.	We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING (APR)

APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected. APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

APR transfers:

1.	do not begin until the expiration of the Right To Examine Policy period (see the Right To Examine Policy provision on the front cover of Your policy);

2.	may be made on the frequency (monthly, quarterly, semi-annually or annually) You specify on a calendar year or Policy Year basis;

3.	do not begin until We receive Your Notice;

4.	are not available with the Fixed Account; and

5.	are not available if You have scheduled Division transfers from the same Division.

POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Policy Value.

UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your current Monthly Policy Charge.

SCHEDULED LOANS – After the first Policy Year, You may elect to borrow part of Your Net Policy Value as a scheduled loan. Before You can set up scheduled loans, You must first withdraw, through partial surrenders, an amount which equals or exceeds the total premiums paid for the policy. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge. You may select to receive scheduled loans on an annual, semi-annual, quarterly, or monthly basis, as measured from the Policy Date.

LOAN ACCOUNT

If You borrow against Your policy, an amount equal to the loan will be transferred from the Fixed Account and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. The Guaranteed Minimum Policy Loan Crediting Rate on Your Loan Account is shown on the Data Pages. The interest rate is an effective annual rate. Interest accrues daily. Once credited, interest is nonforfeitable.

LOAN INTEREST CHARGE

Interest charges accrue daily on any Loan Indebtedness at the current annual loan interest rate. The Guaranteed Maximum Policy Loan Interest Rate is shown on the Data Pages. Interest is due and payable:

1.	at the end of each Policy Year;

2.	when You borrow from Us while there is existing Loan Indebtedness; and

3.	on the date a loan payment is made.

Any interest not paid when due is added to the Loan Indebtedness and accrues interest at the same rate. The adding of unpaid interest charges to the Loan Indebtedness will cause additional amounts to be redeemed from the Divisions and/or the Fixed Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as Your policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions and/or Fixed Account in the same manner used to allocate premium payments. Any Loan Indebtedness at the Insured’s death or at the Policy Maturity Date is deducted from the death or maturity proceeds.

Any loan payment will first be applied to unpaid loan interest and then to the outstanding policy loan.

The Grace Period provision will be applied if the Loan Indebtedness equals or exceeds Your Policy Value.

POLICY SURRENDER

FULL SURRENDER

You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

PARTIAL SURRENDERS

You may request unscheduled or scheduled partial surrenders of the Net Policy Value. Your Policy Value is reduced by the amount of a partial surrender.

Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Notice.

A partial surrender may reduce Your Total Face Amount. If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to a partial surrender will be taken first from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount. The resulting Total Face Amount must be at least the Minimum Total Face Amount for this policy as shown on the Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Total Face Amount may be required in order to maintain compliance with the limits.

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may receive unscheduled partial surrenders from the Net Policy Value, subject to the following:

1.	each unscheduled partial surrender must be in an amount not less than the Minimum Unscheduled Partial Surrender Amount shown on the Data Pages; and

2.	the total amount surrendered in any Policy Year may not exceed 90% of the Net Policy Value as of the date of the first unscheduled partial surrender in a Policy Year.

A Transaction Fee, as shown on the Data Pages, will be charged for any unscheduled partial surrender after the first two unscheduled partial surrenders in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

Depending on the Death Benefit Option in effect at the time of the unscheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Total Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, then the Total Face Amount is reduced by the amount of the unscheduled partial surrender that is not considered a preferred partial surrender, as described later in this section, plus any Transaction Fee.

The Total Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Total Face Amount prior to the partial surrender. The Total Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Total Face Amount prior to the partial surrender.

If Death Benefit Option 2 is in effect, then the Total Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Total Face Amount is reduced by the lesser of A or B where:
A is the unscheduled partial surrender amount plus any Transaction Fee ;
B     is the greater of (a) the amount that total unscheduled partial surrenders exceed total premiums paid, or (b) zero.

The Total Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Total Face Amount prior to the partial surrender. The Total Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Total Face Amount prior to the partial surrender.

SCHEDULED PARTIAL SURRENDERS - After the first Policy Year, You may elect to withdraw part of Your Net Policy Value as a scheduled partial surrender. You may select to receive scheduled partial surrenders on an annual, semi-annual, quarterly, or monthly basis as measured from the Policy Date. The amount surrendered may not exceed 90% of the Net Policy Value as of the effective date of each scheduled partial surrender.

We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

When total partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice.

Depending on the Death Benefit Option in effect at the time of the scheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Total Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, then the Total Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the Monthly Date any change to a scheduled partial surrender is effective. The Total Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described later in this section.

The Total Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Total Face Amount prior to the partial surrender. The Total Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Total Face Amount prior to the partial surrender.

If Death Benefit Option 2 is in effect, then the Total Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Total Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The Total Face Amount is reduced by the lesser of A or B where:

A	is the scheduled partial surrender amounts planned for that Policy Year;

B	is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.

The Total Face Amount reduction will be less if the minimum death benefit, as defined by applicable tax law, is greater than the Total Face Amount prior to the partial surrender. The Total Face Amount reduction is the amount determined above that exceeds the difference between the minimum death benefit, as defined by applicable tax law, and the Total Face Amount prior to the partial surrender.

PREFERRED PARTIAL SURRENDER – means an annual amount that You may surrender from Your policy that will not result in a Total Face Amount reduction. Preferred partial surrenders are available only when (i) the policy has Death Benefit Option 1 in effect, and (ii) the surrender is made during the period between Policy Years two through 15. The annual amount is equal to 10% of the Net Policy Value as of the end of the prior Policy Year subject to maximum limits under Our underwriting guidelines then in effect. However, a partial surrender that exceeds the preferred partial surrender amount in any year, as described above, will result in a reduction in the Total Face Amount of the policy.

POLICY CHARGES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:

1.	the cost of insurance (described below);

2.	the cost of additional benefits provided by any rider in effect for the Policy Month;

3.	the current asset based charge imposed on the Divisions, which will not exceed the Guaranteed Maximum Annual Asset Based Charge shown on the Data Pages; and

4.	the current monthly policy issue charge which will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on the Data Pages; and

5.	any additional charges shown on the Data Pages.

We will deduct the Monthly Policy Charge from the Policy Value.

You select how the deduction for Your Monthly Policy Charge will be allocated. Your choices are:

1.	the allocation percentages You chose for Your premiums; or

2.	determined on a Prorated Basis; or

3.	any other allocation upon which We mutually agree.

If You do not designate Monthly Policy Charge allocation instructions, they will be the same allocation instructions You chose for Your premiums.

If the amount in a Division and/or the Fixed Account is insufficient to allow the allocation You chose, the deduction for Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division and/or Fixed Account, the allocation percentages must be at least 0.10% with the sum of all allocations always equal to 100%. Changes in allocation instructions may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is:

1.	the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000; multiplied by

2.	the Net Amount At Risk.

COST OF INSURANCE RATES

Cost of insurance rates are determined by Us and will never be higher than the guaranteed maximum rates stated in the Table of Guaranteed Maximum Cost of Insurance Rates shown on Your Data Pages. We may use rates lower than these guaranteed maximum rates. We determine cost of insurance rates based on, including but not limited to, Our expectations as to Our future investment earnings, expenses, state and federal taxes, mortality and persistency experience, market conditions, and revenue for profit. Any change in these rates applies to all individuals of the same class as the Insured.

Cost of insurance rates at issue and for any Total Face Amount increases vary by the age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured. Cost of insurance rates also vary by the gender of the Insured, except for policies issued in states which require unisex rates or connection with employment-related insurance and benefit plans not based on the gender of the Insured.

When two or more risk classes apply as a result of an increase in Total Face Amount, the cost of insurance rates will be a weighted average based on the rates applicable to the Initial Total Face Amount and the rates applicable to the increase in Total Face Amount. The weighted average cost of insurance rates will be applied to the Net Amount At Risk.

MONTHLY POLICY ISSUE CHARGE

We deduct a monthly policy issue charge per $1,000 of Base Policy Face Amount on each Monthly Date. The monthly policy issue charge is determined by Us and is subject to change as described in the Changes In Policy Charges And Rates provision. However, it will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on Your Data Pages.

The monthly policy issue charge at issue and for any Total Face Amount increase varies by age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured. The monthly policy issue charge also varies by the gender of the Insured, except for policies issued in connection with employment-related insurance and benefit plans not based on the gender of the Insured.

PREMIUM EXPENSE CHARGE

We deduct a Premium Expense Charge from each premium payment. The Premium Expense Charge is calculated by multiplying the Premium Expense Charge percentage by the premium payment. The result will be the Net Premium.

The Premium Expense Charge is determined by Us and is subject to change as described in the Changes In Policy Charges And Rates provision. However, it will not exceed the Guaranteed Maximum Premium Expense Charge shown on Your Data Pages.

The Premium Expense Charge varies by duration since issue or adjustment and whether or not Supplemental Benefit Rider is part of Your policy on the Policy Date.

ADJUSTMENT OPTIONS

REQUESTING AN ADJUSTMENT

You must send Us Notice for any adjustment to Your policy. An adjustment is effective on the Adjustment Date. For a Total Face Amount increase the Insured and owner(s) must sign a Notice. Only the owner(s) is required to sign a Notice requesting a Total Face Amount decrease. The Notice must show the Total Face Amount desired after adjustment.

ADJUSTING THE TOTAL FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Total Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval. If the Supplemental Benefit Rider is a part of Your policy, the Total Face Amount adjustment will be prorated between the Base Policy Face Amount and the Supplemental Benefit Rider Face Amount at the same proportion that existed on the Policy Date.

If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to an adjustment will be taken first from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount.

The request for an increase or decrease in the Total Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase or decrease may not be allowed if it would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. The Total Face Amount may not be decreased below the Minimum Total Face Amount shown on the Data Pages.

We will send You revised Data Pages reflecting any adjustment in Total Face Amount.

APPROVAL OF AN ADJUSTMENT

Any increase in the Total Face Amount will be in a risk classification We determine, and will be approved if:

1.	the Attained Age of the Insured does not exceed the maximum age limit that applies to this policy on a new issue basis; and

2.	the amount of the Total Face Amount increase is at least the Minimum Total Face Amount Increase shown on the Data Pages; and

3.	You supply evidence which satisfies Us that the Insured is alive and insurable under Our underwriting guidelines then in effect; and

4.	the death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and

5.	Your policy is not in a grace period; and

6.	the Total Face Amount after adjustment is not less than the Minimum Total Face Amount shown on the Data Pages.

DEATH PROCEEDS

Death Proceeds will be paid in a lump sum unless You choose another payment method, as described in the Benefit Payment Options section. We will pay the death proceeds to the beneficiary(ies) subject to the provisions of this policy, after We receive:

1.
Notice and due proof that the Insured died while the policy was in force and before the Policy Maturity Date. Due proof of the Insured’s death consists of a certified copy of the death certificate of the Insured.

2.	Sufficient information to determine Our liability, the extent of the liability and the appropriate payee legally entitled to the proceeds; and

3.
Sufficient evidence that any legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved. Legal impediments to payment include, but are not limited to, (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

We require notification of the Insured’s death as soon as it occurs, or as soon thereafter as is reasonably possible. The death proceeds, determined as of the date of the Insured’s death, are A minus B minus C where:

A	is the death benefit described below plus any proceeds from any benefit rider on the Insured’s life; and

B	is any Loan Indebtedness; and

C
if the Insured’s death occurs during a grace period, is the lesser of any overdue Monthly Policy Charges and, if applicable, the amount required to meet any Death Benefit Guarantee Premium Requirement. For purposes of the death proceeds calculation, these amounts will be determined as of the date of the Insured’s death.

Any premium received after the date of death will be paid to the beneficiary(ies) and will not be included in the calculation of the death proceeds. With Our consent a different arrangement for the return of premium may be specified prior to the payment of the death proceeds. However, except as outlined in the Premium Payment Limits provision, We will not refund any premiums We receive prior to the Insured’s death regardless of timing or amount of the premiums.

Interest on death proceeds shall accrue and be payable from the date of death. Interest shall accrue at the rate or rates applicable to the policy for funds left on deposit. In determining the effective annual rate or rates, We will use the rate in effect on the date of death.

Interest shall accrue at the effective annual rate determined in the previous paragraph, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Our receipt of items 1., 2. and 3. above to the date the claim is paid.

DEATH BENEFIT OPTIONS

This policy provides three Death Benefit Options. The Death Benefit Option in effect is shown on the Data Pages. Option 3 is available only at policy issue.

Option 1.

Under option 1, the death benefit equals the greater of:

1.	the Total Face Amount; or

2.	the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

Option 2.

Under option 2, the death benefit equals the greater of:

1.	the Total Face Amount plus Your Policy Value; or

2.	the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

Option 3.

Under option 3, the death benefit equals the greater of:

1.	the Total Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or

2.	the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

CHANGES IN DEATH BENEFIT OPTIONS

You may change the Death Benefit Option on or after the first policy anniversary until the Policy Maturity Date shown on the Data Pages. A change in the Death Benefit Option will result in a Total Face Amount adjustment so that the Net Amount At Risk is the same immediately before and after the change.

If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to a change in the Death Benefit Option will be taken from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount. The Total Face Amount after any reduction must be at least the Minimum Total Face Amount, which is shown on the Data Pages. Changes in Death Benefit Options may require proof of insurability which satisfies Us under Our then current underwriting guidelines.

To request a change in the Death Benefit Option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on any day other than a Monthly Date will be effective on the next following Monthly Date. Death Benefit Option changes are limited to two per Policy Year and, on the effective date of the change, the following apply:

1.	If the change is from option 1 to option 2, We will reduce the Total Face Amount by the Policy Value.

2.	If the change is from option 2 to option 1, We will increase the Total Face Amount by the Policy Value.

3.	If the change is from option 3 to option 1, We will increase the Total Face Amount by the amount that the total premiums paid exceed partial surrenders to the date of the change.

4.
If the change is from option 3 to option 2, the Total Face Amount will be adjusted by an amount determined by subtracting the Policy Value from the greater of: a.) total premiums paid less partial surrenders and b.) zero.

5.	You may not change from option 1 to option 3, or from option 2 to option 3.

6.
A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An additional increase in Total Face Amount may be required in order to maintain compliance with the limits.

We will send You revised Data Pages reflecting any change in the Death Benefit Option.

MATURITY PROCEEDS

If your policy is in force and the Insured is living on the Policy Maturity Date shown on the Data Pages, You may elect to be paid the policy's maturity proceeds, which are equal to the Net Surrender Value.

MATURITY DATE EXTENSION

If You have not elected to be paid the maturity proceeds as described in the Maturity Proceeds provision and Your policy is in force and not in a grace period, the Policy Maturity Date will automatically be extended to the date of the Insured's death. The policy will continue in force, subject to applicable state laws in force at the time of the Policy Maturity Date shown on the Data Pages. When the Policy Maturity Date is extended, the following will apply:

1.	On the Policy Maturity Date, Your policy will automatically change to Death Benefit Option 1 and no future death benefit option changes will be allowed.

2.
On the Policy Maturity Date, all Division and Fixed Account values will be transferred to the Money Market Division and no further transfer rights between Divisions and/or the Fixed Account will be allowed.

3.	The Monthly Policy Charge will be zero.

4.	We will continue to credit interest to any values in the Loan Account, as described in the Loan Account provision.

5.	No additional premium payments will be allowed.

6.	No adjustment options will be available.

7.	Loan repayments will be allowed and interest on any Loan Indebtedness will continue to accrue.

8.	New policy loans and partial surrenders will be permitted.

9.	We will pay the beneficiary(ies) the death proceeds as of the date of the Insured's death.

Under federal tax law, this policy may not qualify as life insurance on and after Attained Age 121. It may be subject to adverse tax consequences. You should consult with Your tax advisor.

BENEFIT PAYMENT OPTIONS

Instead of a lump sum payment, You may elect a benefit payment option for payment of the death, maturity, or surrender proceeds. If no benefit payment option has been elected before the Insured’s death, the beneficiary may apply the death proceeds to a benefit payment option.

Once the proceeds are applied under a benefit payment option, this policy is terminated and a supplementary contract is issued. The Company reserves the right, at its discretion, to provide a supplementary contract issued by itself, by an affiliated company, or by a non-affiliated issuer of annuity contracts.

BENEFIT PAYMENT CONDITIONS

Election of any benefit payment option is subject to the following conditions:

1.	Any amount payable to an assignee will be paid in one lump sum. Any remaining proceeds will then be applied to the elected benefit payment option.

2.	No changes may be made to the benefit payment option once a supplementary contract is issued.

3.	The proceeds applied must be at least $25,000.00.

4.	Benefit payment options are restricted if the recipient of benefits is not a natural person.

5.	We reserve the right to require evidence of age, gender where applicable, and continuing survival.

6.	Under Options B, C, D, and E, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary.

DESCRIPTION OF BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM: A custom benefit arrangement can be designed with the Company’s written approval.

OPTION B, LIFE INCOME: We will make benefit payments during the person’s lifetime. Payments cease when the person dies.

OPTION C, LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the person’s lifetime or a guaranteed period that You select. If the person dies after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

OPTION D, JOINT AND SURVIVOR LIFE INCOME: We will make benefit payments during the lifetime of two persons. Payments cease when both persons have died.

OPTION E, JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the lifetimes of two persons or a guaranteed period that You select. If both persons die after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

BENEFIT OPTIONS B, C, D, and E: Benefit payments will be in an amount We determine but not less than guaranteed by this section. The minimum amount of benefit payments will be determined using the 2012 Individual Annuity Mortality Period Life Table with mortality projected on a full generation basis using Projection Scale G2 and 0.25% interest.

Benefit payments at the time of their commencement will not be less than those that would be provided by the application of the death, maturity or surrender proceeds to purchase a single consideration immediate annuity contract at purchase rates offered by Us at the time to the same class of annuitants whether the annuity benefits are payable in fixed or variable amounts or both.

Benefit payments are based on the year of annuity commencement, age and gender of the payee except where prohibited by state or federal laws.

RIGHT TO EXCHANGE

By providing Us Notice, You may at any time within the first 24 months from the Effective Date make an irrevocable, one time election to transfer all of Your Division values to the Fixed Account.

OWNER, BENEFICIARY, ASSIGNMENT

OWNER

The owner(s) is named in the application unless You change ownership as provided in the Change Of Owner Or Beneficiary provision. As owner(s), You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If an owner dies before the policy terminates, the surviving owner(s), if any, shall succeed to that person’s ownership interest, unless otherwise specified. If all owners die before the policy terminates, the policy will pass to the Insured. With our consent, You may specify a different arrangement for contingent ownership.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided in the Change Of Owner Or Beneficiary provision. If any beneficiary dies before the Insured, We will pay the death proceeds to any surviving beneficiary(ies) according to the terms of the beneficiary designation then in effect. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the surviving owner(s) in equal percentages or, if applicable, to the last surviving owner’s estate unless otherwise specified.

If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment but no later than 180 days following the death of the Insured. If proof cannot be provided, then the beneficiary(ies) will be deemed to not have survived the Insured.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner(s) or beneficiary(ies) of this policy by sending Us Notice. The beneficiary designation cannot be changed without the consent of any irrevocable beneficiary(ies). Unless otherwise specified by You, the change is effective as of the date You signed the Notice, provided all other required signatures are obtained. However, the rights of the beneficiary and new Owner are subordinate to any payments made or actions taken by Us prior to Our receipt of the Notice. We may require that You send Us this policy so We can record the change. We may restrict changes in ownership in order to satisfy applicable laws or regulations.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must receive and process the arrangement You choose before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy by providing Us with an original or a certified copy of the assignment which must be in a form acceptable to Us. We assume no responsibility for the assignment's validity. An assignment does not change the ownership of the policy. The rights of beneficiaries, whenever named, except for irrevocable beneficiaries named prior to Our receipt in Our Home Office of the assignment, become subordinate to those of the assignee. Unless otherwise specified by You, the assignment becomes effective on the date the Notice of assignment is signed. However, the rights of the assignee are subordinate to any payments made or actions taken by Us prior to Our receipt of this Notice. We may restrict assignments in order to satisfy applicable laws or regulations.

GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders or endorsements, any amendments to the application(s), any attached adjustment and reinstatement application(s), and the Data Pages make up the entire contract. If We send You revised Data Pages, the Data Pages are to be attached to and made a part of this policy. Where revised Data Pages conflict with previously issued Data Pages, the revised Data Pages will govern. All statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement or as necessary to comply with applicable law. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions.

RISK RECLASSIFICATION

You may request a change in risk class while Your policy is in force by sending Us Notice. Any reclassification will be subject to Our then current underwriting guidelines. Any new risk class will be a risk class We determine but will not be less favorable than the Insured’s current risk class. Upon approval, We will provide written confirmation of the change to Your last address known to Us.

REQUESTING ADDITIONAL BENEFITS BY RIDER

You may request that additional benefits provided by rider(s) be added to Your policy after the Policy Date by sending Us Notice. Any addition of rider(s) will be subject to their availability at the time the request is received and subject to Our then current underwriting guidelines. Upon approval, We will send the requested rider(s) to Your last address known to Us.

INCONTESTABILITY

With respect to material misstatements made in the initial application(s) for this policy, We will not contest this policy after the policy has been in force during the lifetime of the Insured for two years from the Policy Date. With respect to material misstatements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the additional coverage or reinstated coverage has been in force during the lifetime of the Insured for two years from the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations, when permitted by applicable law in the state where this policy is delivered or issued for delivery.

MISSTATEMENT OF AGE OR GENDER

We will adjust the death benefit if the age, or gender where applicable, of the Insured has been misstated. The adjusted death benefit will be equal to the death benefit that would have been purchased at the Insured’s correct age, or gender where applicable, of the Insured using the most recent cost of insurance rate charge and adjusting the Net Amount At Risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within five Business Days after We receive Notice. We will usually pay any death benefit within five Business Days after We receive 1) proof at Our Home Office of the Insured’s death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of values in the Fixed Account for up to six months after You provide Us Notice of a surrender, partial surrender or policy loan, except for any loan made to pay premiums due on Your policy. We may also defer a transfer from the Fixed Account for up to six months. In such case, We will disclose to You the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date the request is received by Us.

We may not be able to determine the value of the Divisions of Our Separate Account if:

1.	the NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC;

2.	the SEC by order permits postponement; or

3.
the SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the Net Asset Values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:

1.	determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;

2.	payment of any policy loans, except when the loan is made to pay premiums to Us;

3.	determination of the Unit values of the Divisions;

4.	any requested transfer between the Divisions; and

5.	application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, usually within five Business Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness, less any partial surrenders. This amount will be paid to the beneficiary(ies) of the policy.

Any death proceeds which are a result of a Total Face Amount increase made under the Adjustment Options section or under any attached rider that requires evidence of insurability will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Adjustment Date. Instead, We will return the sum of the Monthly Policy Charges paid for the increased amount of protection. This amount will be paid to the beneficiary(ies) of the policy.

This policy’s death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Reinstatement Date of the policy. Instead, We will return any premiums paid since the Reinstatement Date, less any Loan Indebtedness, less any partial surrenders. This amount will be paid to the beneficiary(ies) of the policy.

CHANGES IN POLICY CHARGES AND RATES

The monthly cost of insurance rates, Premium Expense Charge, asset based charge, and monthly policy issue charge cover expenses incurred by Us in the acquisition and administration of Your policy. These charges, the loan interest charge, and the interest crediting rates applied to the Fixed Account and to the Loan Account are based on, including but not limited to, Our expectations as to Our future investment earnings, expenses, state and federal taxes, mortality and persistency experience, market conditions, and revenue for profit. Any change in the above listed policy charges and rates will never result in interest rates that are lower than those guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in the above charges and rates applies to all individuals of the same class as the Insured.

BASIS OF VALUES

Guaranteed maximum cost of insurance rates and guaranteed surrender values are based on the mortality table referred to on the Data Pages.

A detailed statement of the basis of charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.

Surrender values are greater than or equal to those required by the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

STATEMENT OF VALUE

You will receive an annual policy statement once each year until the policy terminates. The statement will show:

1.	beginning and end dates of the current statement period;

2.	the Policy Value at the beginning and end of the statement period;

3.	the current death benefit at the end of the statement period;

4.	the Surrender Value, if any, at the end of the statement period;

5.	all premiums paid during the statement period;

6.	all charges deducted during the statement period;

7.	any Loan Indebtedness at the end of the statement period;

8.	any partial surrenders made during the statement period;

9.	any investment gain or loss since the end of the last statement period;

10.	the total value of each of Your Divisions and the Fixed Account at the end of the statement period;

11.
if applicable, a notice that the policy may terminate without value before the end of the next statement period unless additional premiums are paid (assuming guaranteed interest, mortality and expense loads, and premium charges); and

12.	any other information required under state or federal law.

ILLUSTRATIVE REPORT

After the first Policy Year, You may annually request, without charge, an illustrative report of Your policy. We may charge a reasonable fee, not to exceed $50.00, for any additional requests.

APPLICABLE TAX LAW

Certain financial transactions or changes You make to Your policy, for example any transaction involving a transfer of values, or any withdrawal of policy values, including loans or surrenders, may have tax consequences. You should consult with legal or tax advisers for assistance.

This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code and all related regulatory materials ("Code") in order for You to receive the tax treatment accorded to life insurance under the Code. Therefore, to maintain this qualification to the maximum extent permitted by law, We reserve the right to return any premium payments that would cause this policy to fail to qualify as life insurance under the Code as interpreted by Us. Further, We reserve the right to make changes in this policy, to disallow policy adjustments or to make distributions from the policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS

This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision’s effective date is in conflict with Interstate Insurance Product Regulation Commission standards for this product type as of the effective date of Commission policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission policy approval.